                                                                      EXHIBIT 21





                                                                                                    NAME UNDER WHICH
NAME                                              STATE OF INCORPORATION                        SUBSIDIARY DOES BUSINESS
----                                              ----------------------                        ------------------------

American Health Products Corporation                     Texas                            American Health Products Corporation

AHPC, Inc.                                               Oklahoma                         AHPC, Inc.

PT WRP Buana Multicorpora                                Indonesia                        PT WRP Buana Multicorpora
